UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 13, 2009

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51532	73-1721486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard

Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 979-0400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Grant of Stock Appreciation Rights to the Chief Executive Officer

On September 13, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Ikanos Communications, Inc. (the “Company”) granted 400,000 stock appreciation rights (“SARs”) to Michael Gulett, the Company’s President and Chief Executive Officer. This is the first instance in which the Company has granted SARs to an officer of the Company.

The SARs grant to Mr. Gulett will have a one year vesting schedule that begins when the Company’s common stock exceeds certain stock price goals for a period of 20 consecutive trading days. Specifically, vesting of the SAR will be dependent upon the attainment of average closing prices for the common stock for 20 consecutive trading days (the “20-Day Average Closing Price”) as follows: (i) 25% will begin vesting when the 20-Day Average Closing Price is 200% of the exercise price, which was set by the Committee at $1.77 per share (the “Exercise Price”); (ii) 25% will begin vesting when the 20-Day Average Closing Price is 300% of the Exercise Price; (iii) 25% will begin vesting when the 20-Day Average Closing Price is 400% of the Exercise Price; and (iv) the final 25% will begin vesting when the 20-Day Average Closing Price is 500% of the Exercise Price. The SARs that begin vesting upon the triggering of each stock price goal will vest in equal quarterly installments over the one year after that stock price goal is achieved.

The Committee set the Exercise Price at $1.77 per share, which was the closing price of Ikanos Common Stock on August 24, 2009, the closing date of the transaction in which the Company completed the acquisition of the Broadband Access product line from Conexant Systems, Inc. The closing price of Ikanos Common Stock on September 11, 2009, the last trading day before the date of the Compensation Committee meeting, was $1.70 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Noah D. Mesel
Noah D. Mesel
Vice President and General Counsel

Date: September 17, 2009